UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2019

HIGHLANDS REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55580	81-0862795
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

332 S Michigan Avenue, Ninth Floor
Chicago, IL 60604
(Address of Principal Executive Offices)
(312) 583-7990
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	N/A	N/A
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective July 8, 2019, Highlands REIT, Inc. (the Company) appointed Kimberly A. Karas to serve as the Company’s Senior Vice President and Controller. In this capacity, she will also serve as the Company’s principal accounting officer.
Ms. Karas, age 43, previously served as Vice President of Finance for Link Industrial Properties (formerly Gateway Industrial Properties), a Blackstone platform company, from 2018 to 2019. Blackstone is one of the largest real estate private equity firms in the world. In this role, Ms. Karas was responsible for the budget and forecast of the industrial platform, financial integration of new acquisitions and the creation of operating tools and reports. Ms. Karas previously worked at IRC Retail Centers (formerly Inland Real Estate Corporation) from 2000 to 2018, most recently serving as Vice President and Controller and as a member of its Management Committee. In this role, she oversaw the corporate accounting function, with responsibilities over Securities and Exchange Commission reporting, preparation of consolidated financial statements, maintenance of accounting policies and procedures, compliance with the Sarbanes-Oxley Act of 2002 and coordination of annual audits and tax return filings. Ms. Karas earned her Bachelor of Science in Accounting from the University of Illinois at Chicago.

There are no arrangements or understandings between Ms. Karas and any other person(s) in connection with this appointment, nor any family relationships between Ms. Karas and any director or executive officer of the Company. Ms. Karas is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Effective with her appointment, the Company delivered an offer letter to Ms. Karas (the “Karas Offer Letter”). Pursuant to the Karas Offer Letter, Ms. Karas will serve as Senior Vice President and Controller of the Company, and is entitled to an annual base salary equal to $220,000. Ms. Karas is eligible to receive an annual cash performance bonus based upon the achievement of performance criteria established by the Company’s board of directors and compensation committee. Ms. Karas’ annual bonus has an expected target of $100,000. Additionally, the Karas Offer Letter provides that Ms. Karas will be granted an award of fully vested shares of Company common stock having an aggregate value equal to $50,000, which is expected to be issued by the second quarter of 2020.

Effective with her appointment, the Company also entered into a change in control and severance agreement with Ms. Karas (the “Karas Change in Control Agreement”). Under the Karas Change in Control Agreement, if Ms. Karas’ employment is terminated by the Company without “cause” (as defined in the Karas Change in Control Agreement), within twenty-four (24) months after the effective date of a change in control of the Company, then Ms. Karas will be entitled to a lump-sum cash payment in an amount equal to two-and-a-half times the sum of her annual base salary and prior year bonus, plus her pro rata bonus (if any) and payment or reimbursement by the Company of premiums for healthcare continuation coverage under COBRA for Ms. Karas and her dependents for up to 12 months. The Karas Change in Control Agreement further provides that, to the extent that any payment or benefit received by Ms. Karas in connection with a change in control would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Ms. Karas than receiving the full amount of such payments.

In connection with her appointment, the Company entered into its form indemnification agreement with Ms. Karas (the “Karas Indemnification Agreement”) in substantially the form filed as Exhibit 10.3 to this Form 8-K (the “Form Indemnification Agreement”). The information statement filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 25, 2016 provides a description of the terms of the Form Indemnification Agreement under the section entitled “Management-Indemnification,” which summary is incorporated herein by reference. Such summary is qualified in its entirety by reference to the full text of the Form Indemnification Agreement.

The foregoing descriptions of the Karas Offer Letter, the Karas Change in Control Agreement and the Karas Indemnification Agreement are qualified in their entirety by reference to their terms, which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3, respectively, to this Form 8-K.

In connection with Ms. Karas’ appointment as Senior Vice President and Controller, Paul A. Melkus ceased to serve in the role of principal accounting officer of the Company, effective July 8, 2019. Thereafter, Mr. Melkus will continue to serve as the Company’s Executive Vice President, Chief Financial Officer, Treasurer and principal financial officer.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description
10.1*	Offer Letter, dated June 6, 2019, by and between Highlands REIT, Inc. and Kimberly A. Karas.
10.2*	Change in Control and Severance Agreement, dated as of July 8, 2019, by and between Highlands REIT, Inc. and Kimberly A. Karas.
10.3
Form of Indemnification Agreement entered into between Highlands REIT, Inc. and each of its directors and officers (incorporated by reference to Exhibit 10.5 of Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on March 18, 2016)

*     Filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Highlands REIT, Inc.

Date: July 12, 2019	By:	/s/ Robert J. Lange
	Name:	Robert J. Lange
	Title:	Executive Vice President, General Counsel and Secretary